                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                                January 5, 2001
                Date of Report (Date of earliest event reported)

                          WATSON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          Nevada                        0-20045                 95-3872914
(State or other Jurisdiction        (Commission File          (IRS Employer
      of Incorporation)                 Number)           Identification Number)

            311 Bonnie Circle                                     92880
            Corona, California                                  (Zip Code)
(Address of principal executive offices)

                                 (909) 270-1400
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 5. OTHER EVENTS.

     On November 15, 2000, Watson Pharmaceuticals, Inc. completed its acquisition of Makoff R&D Laboratories, Inc. ("Makoff), a developer, licensor and marketer of pharmaceutical products and medical foods relating to the management of kidney disease. Under the terms of the merger agreement, Watson issued approximately 2.8 million shares of its common stock in exchange for all the outstanding common shares of Makoff. As a result of the merger, Makoff shareholders hold approximately 2.7% of the outstanding shares of Watson common stock as of December 29, 2000. The acquisition qualified as a pooling of interests for accounting purposes. In addition, on October 16, 2000, Watson entered into an exclusive worldwide agreement with Jerome Stevens Pharmaceuticals, Inc. ("Jerome Stevens") to market and distribute Jerome Stevens' NDA (New Drug Application) approved form of levothyroxine sodium, USP tablets. In connection with the agreement, Watson issued an aggregated of 62,806 shares of common stock to Jerome Stevens. Watson's Registration Statement on Form S-3 (Registration No. 333-53312), filed on January 5, 2001, registered the resale of the shares of Watson common stock issued to the Makoff shareholders and Jerome Stevens in the above-described transactions.

     Watson has included in this Current Report the risk factor disclosure made as of January 5, 2001 that was in Watson's Registration Statement on Form S-3 (Registration No. 333-53312). The risk factor disclosure has been updated solely to include disclosure concerning the realignment of Watson's sales force, previously announced by Watson on January 12, 2001, and information related to a recent settlement by Bayer Corporation announced by the Department of Justice on January 23, 2001 related to the qui tam action. The disclosure updates the disclosure contained in Watson's Annual Report on Form 10-K for the year ended December 31, 1999 and Watson's Registration Statements on Form S-3 (Registration Nos. 333-70943, 333-49079 and 333-53312) and Registration Statements on Form S-8 (Registration Nos. 333-53334, 333-45650, 333-38596, 333-70933, 333-37733,
333-24577 and 333-05737), and the prospectuses related thereto.

     Watson has also included in this Current Report certain portions of the Management's Discussion and Analysis of Financial Condition and Results of Operations disclosures contained in Watson's Annual Report on Form 10-K for the year ended December 31, 1999 ("1999 MD&A"), and Watson's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 ("September 2000 MD&A"). The disclosure was restated in Watson's Registration Statement on Form S-3 (Registration No. 333-53312), which updates certain sections of the 1999 MD&A and the September 2000 MD&A solely to reflect the completion of the acquisition of Makoff, as more fully described below. The restatement of the 1999 MD&A and September 2000 MD&A have been made as of their respective dates and do not reflect subsequent developments other than the acquisition of Makoff.


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     The following information relating to Watson's Risk Factors and
Management's Discussion and Analysis are excerpts taken directly from Watson's Registration Statement on Form S-3 (Registration No. 333-53312) filed January 5, 2001. The risk factors disclosure has been updated solely to include disclosure concerning the realignment of Watson's sales force, previously announced by Watson on January 12, 2001, and information related to a recent settlement by Bayer Corporation announced by the Department of Justice on January 23, 2001 related to the qui tam action discussed in the risk factors disclosure:

                                  RISK FACTORS

     Watson's business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock could decline. You should carefully consider and evaluate the risk factors listed below before investing in Watson common stock.

             RISKS ASSOCIATED WITH INVESTING IN WATSON COMMON STOCK

AS PART OF WATSON'S BUSINESS STRATEGY, WATSON INTENDS TO PURSUE TRANSACTIONS THAT MAY CAUSE IT TO EXPERIENCE SIGNIFICANT CHARGES TO EARNINGS THAT MAY ADVERSELY AFFECT ITS STOCK PRICE AND FINANCIAL CONDITION.

     Watson regularly reviews potential transactions related to technologies, products or product rights and businesses complementary to Watson's business. Such transactions could include, but are not limited to, mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, Watson may choose to enter into such transactions at any time. During the fourth quarter of 2000, Watson will record a special, one-time charge for certain Makoff merger and related expenses, in an amount not yet determinable, that will include transaction costs for professional fees and severance, contract termination and asset impairment costs. Depending upon the nature of any transaction, Watson may experience significant charges to earnings, which could be material, and could possibly have an adverse impact upon the market price of Watson's common stock. For example, in connection with the TheraTech, Inc. merger in January 1999, Watson recorded merger-related expenses of $20.5 million in the first quarter of 1999. In addition, in connection with the Schein Pharmaceutical, Inc. ("Schein") merger in August 2000, Watson announced on September 12, 2000, that its earnings per share would be adversely affected for the third and fourth quarters of 2000 and the first quarter of 2001 due to lower than anticipated product sales of Schein, aggressive generic pricing competition in Watson's branded dermatology line and higher than anticipated goodwill and operating expenses associated with the Schein merger. Total product rights, other identifiable intangible assets and goodwill amortization from the Schein merger aggregated approximately $900 million (generally amortized over a 20-year period). In the third quarter of 2000, Watson recorded a charge of $115 million related to the Schein merger for purchased, in-process research and development expenses.

     At its December 20, 2000 board meeting, the Financial Accounting Standards Board ("FASB") reached a tentative decision that purchased goodwill should not be amortized; rather it should be reviewed and accounted for using an impairment approach. Under this approach, goodwill would be reviewed for impairment, that is, written down and expensed against earnings, only in the periods in which the recorded value of goodwill is more than its fair value. Separately recognized, non-goodwill intangible assets with a definite life would continue to be accounted for under an amortization approach. The FASB plans to publish a revised Exposure Draft in the first quarter of 2001 for a 30-day comment period. A new statement is expected to be issued in the second quarter of 2001. Under the FASB's tentative new statement, goodwill amortization expense would be eliminated in future periods, however, if the fair value of Watson's goodwill is determined at some future date to be less than its recorded value, a charge to earnings may be required. Such a charge may be in an amount that is material to the company's results of operations and net worth.

WATSON'S STOCK PRICE HAS EXPERIENCED SUBSTANTIAL VOLATILITY, WHICH MAY AFFECT YOUR ABILITY TO SELL THE STOCK AT AN ADVANTAGEOUS PRICE.

     The market price of Watson common stock has been and may continue to be volatile. For example, the market price of Watson common stock has fluctuated during the past twelve months between $33.68 per share and $71.50 per


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share and may continue to fluctuate. Therefore, especially if you have a short-term investment horizon, the volatility may affect your ability to sell your Watson stock at an advantageous price. Market price fluctuations in Watson's stock may be due to acquisitions or other material public announcements, along with a variety of additional factors including, without limitation:

     o    new product introductions,

     o    the purchasing practices of Watson's customers,

     o    changes in the degree of competition for Watson's products,

     o the announcement of technological innovations or new commercial products by Watson or its competitors,

     o changes in governmental regulation affecting Watson's business environment,

     o regulatory issues, including but not limited to, receipt of new drug approvals from the FDA, compliance with FDA or other agency regulations, or the lack or failure of either of the foregoing,

     o    the issuance of new patents or other proprietary rights,

     o    the announcement of earnings,

     o    the loss of key personnel,

     o the inability to acquire sufficient supplies of finished products or raw materials,

     o    litigation and/or threats of litigation,

     o failure or delay in meeting milestones in collaborative arrangements expected to result in revenues,

     o unanticipated expenses from joint ventures not under the control of Watson,

     o publicity regarding actual or potential clinical results with respect to products Watson has under development, and

     o political developments or proposed legislation in the pharmaceutical or healthcare industry.

     These and similar factors have had and could in the future have a significant impact on the market price of Watson's common stock. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against Watson, regardless of the outcome or the merits of the action, it could result in substantial costs and a diversion of Watson's management's attention and resources. This could have a material adverse effect on Watson's business, results of operations and financial condition.

INVESTORS SHOULD NOT LOOK TO DIVIDENDS AS A SOURCE OF INCOME.

     Watson has not paid any cash dividends since inception. In addition, Watson does not anticipate paying cash dividends in the foreseeable future. Consequently, any economic return to a stockholder will be derived, if at all, from appreciation in the price of Watson's stock, and not as a result of dividend payments.

WATSON MAY ISSUE ADDITIONAL EQUITY SECURITIES, WHICH WOULD LEAD TO DILUTION OF YOUR OWNERSHIP INTEREST.

     In April 1998, Watson filed a shelf registration statement with the SEC which allows it to raise up to $300 million from offerings of senior or subordinated debt securities, common stock, preferred stock or a combination thereof,


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at such times and in such amounts as Watson deems appropriate. To date, Watson has issued $150 million in senior unsecured notes pursuant to such registration statement. These securities may be used to acquire technology, products, product rights and businesses, reduce or retire existing indebtedness, among other purposes. The issuance of additional equity securities or securities convertible into equity securities for these or other purposes would result in dilution of existing stockholders' equity interests in Watson.

     Watson is authorized to issue, without stockholder approval, one or more preferred series of stock, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of Watson common stock. The Watson board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Watson common stock. The Watson board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future.

     In addition, Watson is authorized to issue, without stockholder approval, common stock. For example, in connection with the Makoff acquisition and the Jerome Stevens transaction, Watson issued shares of its common stock to the shareholders of Makoff and to Jerome Stevens without stockholder approval.

            RISKS ASSOCIATED WITH INVESTING IN THE BUSINESS OF WATSON

IN ORDER TO REMAIN PROFITABLE AND CONTINUE TO GROW AND DEVELOP WATSON'S BUSINESS, WATSON IS DEPENDENT ON SUCCESSFUL PRODUCT DEVELOPMENT AND COMMERCIALIZATION OF NEWLY DEVELOPED PRODUCTS. IF WATSON IS UNABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE NEW PRODUCTS, ITS OPERATING RESULTS WILL SUFFER.

     Watson's future results of operations will depend to a significant extent upon its ability to successfully commercialize new branded and off-patent pharmaceutical products in a timely manner. These new products must be continually developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals in a timely manner. Products currently in development by Watson may or may not receive the regulatory approvals necessary for marketing by Watson or other third-party partners. Furthermore, the development and commercialization process is time-consuming and costly. If any of Watson's products, if and when acquired or developed and approved, cannot be successfully or timely commercialized, Watson's operating results could be adversely affected. This risk particularly exists with respect to the development of proprietary products because of the uncertainties, higher costs and lengthy time frames associated with research and development of such products and the inherent unproven market acceptance of such products. Delays or unanticipated costs in any part of the process or the inability of Watson to obtain regulatory approval for its products, including failure to maintain its manufacturing facilities in compliance with all applicable regulatory requirements, could adversely affect Watson's operating results. Watson cannot guarantee any investment it makes in developing products will be recouped, even if Watson is successful in commercializing those products.

WATSON IS DEPENDENT ON KEY PERSONNEL FOR ITS CONTINUED GROWTH AND DEVELOPMENT. LOSS OF SUCH KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON WATSON.

     The success of Watson's present and future operations will depend, to a significant extent, upon the experience, abilities and continued services of certain of its executive officers. In this regard, Allen Chao, Ph.D., Chairman, Chief Executive Officer and President of Watson, was diagnosed with very early stage stomach cancer in 1999. Subsequently, he underwent successful surgery and voluntarily completed a course of chemotherapy which he elected to undertake to better ensure a complete and thorough recovery. Dr. Chao has since reported that his recovery is complete and his physicians have declared him cancer-free. Although Watson has other senior management personnel, a significant loss of the services of Dr. Chao or other key personnel could have a material adverse effect on Watson. Watson has entered into employment agreements with all of its senior executive officers, including Dr. Chao. Watson does not carry key-man life insurance on any of its officers.


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IF WATSON IS UNABLE TO ADEQUATELY PROTECT ITS TECHNOLOGY OR ENFORCE ITS PATENTS,
WATSON MAY BE LESS ABLE TO SUCCESSFULLY EXPLOIT SUCH TECHNOLOGY OR USE SUCH PATENTS TO SECURE AN ADVANTAGE OVER ITS COMPETITORS.

     Although Watson has not experienced significant problems to date, Watson's success with the patented brand name products that Watson has developed may depend in part on its ability to obtain patent protection for such products. Watson currently has a number of U.S. and foreign patents issued and pending. However, if Watson's patent applications are not approved, or, if approved, if such patents are not upheld in a court of law, it may reduce Watson's ability to competitively exploit its patented products. Also, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case Watson's ability to commercially exploit these products may be diminished.

     Watson also relies on trade secrets and proprietary know-how that Watson seeks to protect, in part, through confidentiality agreements with its partners, customers, employees and consultants. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that Watson will not have adequate remedies for any such breach. It is also possible that Watson's trade secrets will become known or independently developed by competitors.

FROM TIME TO TIME WATSON MAY NEED TO RELY ON LICENSES TO PROPRIETARY TECHNOLOGIES, WHICH MAY BE DIFFICULT OR EXPENSIVE TO OBTAIN.

     Watson may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. If Watson is unable to timely obtain these licenses on commercially reasonable terms, Watson's ability to commercially exploit its products may be inhibited or prevented.

PATENT, TRADEMARK AND COPYRIGHT LITIGATION IS BECOMING MORE WIDESPREAD AND CAN BE EXPENSIVE AND MAY DELAY OR PREVENT ENTRY OF WATSON'S PRODUCTS, ESPECIALLY GENERICS, INTO THE MARKET.

     Litigation concerning patents, trademarks, copyrights and proprietary technologies can be protracted and expensive. Additionally, pharmaceutical companies with patented brand products are increasingly suing companies that produce off-patent generic forms of their patented brand name products for alleged patent and/or copyright infringement or other violations of intellectual property rights which may delay or prevent the entry of such a generic product into the market. For instance, when an abbreviated new drug application, or ANDA, is filed with the U.S. Food and Drug Administration, or FDA, for approval of a generic drug, Watson may certify that any patent listed by the FDA as covering the generic product will expire in which case, the ANDA will not become effective until the expiration of such patent(s). On the other hand, Watson could certify that any patent listed as covering the generic drug is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the ANDA is filed. In that case, Watson is required to notify the branded product holder or the patent holder that such patent is not infringed or is invalid. The patent holder has forty-five (45) days from receipt of the notice in which to sue for patent infringement. The FDA is then prevented from approving Watson's ANDA for 30 months after receipt of the notice unless a shorter period is deemed appropriate by the authority of a court. Since a large part of Watson's business involves the marketing and development of off-patent products, there is a risk that such a brand company may sue us for alleged patent, trademark and/or copyright infringement or other violations of intellectual property rights. The outcome of litigation is inherently uncertain. Litigation may be costly and time consuming, and could result in a substantial delay or prevention of the introduction of Watson's products, any of which could have a material adverse effect on its business, financial condition, cash flows, or results of operations.

AS A PART OF ITS BUSINESS STRATEGY, WATSON PLANS TO CONTINUE MAKING ACQUISITIONS OF BUSINESSES. INHERENT IN THIS PRACTICE IS A RISK THAT WATSON MAY EXPERIENCE DIFFICULTY INTEGRATING THE BUSINESSES OF COMPANIES THAT IT HAS ACQUIRED INTO ITS OPERATIONS, WHICH WOULD BE DISRUPTIVE TO ITS MANAGEMENT AND OPERATIONS.

     The merger of two companies involves the integration of two businesses that have previously operated independently. Difficulties encountered in integrating two businesses could have a material adverse effect on the operating results or financial condition of the combined company's business. As a result of uncertainty following a merger and during the integration process, Watson could experience disruption in its business or employee base. There is also a risk that key employees of a merged company may seek employment elsewhere, including with competitors. If Watson and a merger partner are not able to successfully blend their products and technology to create the advantages that


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the merger is intended to create, it may affect Watson's results of operations, its ability to develop and introduce new products and the market price of Watson's shares. Furthermore, there may be overlap between the products or customers of Watson and the merged company that may create conflicts in relationships or other commitments detrimental to the integrated businesses. For example, on September 12, 2000, Watson announced that its earnings per share would be adversely affected for the third and fourth quarters of 2000 and the first quarter of 2001 due to lower than anticipated product sales of Schein, aggressive generic pricing competition in Watson's branded dermatology line and higher than anticipated goodwill and operating expenses associated with the Schein merger.

     In addition, as a result of acquiring businesses or entering into other significant transactions, Watson has experienced, and will likely continue to experience, significant charges to earnings for merger and related expenses that may include transaction costs, closure costs or acquired in-process research and development charges. These costs may include substantial fees for investment bankers, attorneys, accountants and financial printing costs and severance and other closure costs associated with the elimination of duplicate or discontinued products, operations and facilities. These charges could have a material adverse effect on the results of operations for particular quarterly or annual periods, however Watson would not expect such charges to have a material adverse effect upon its financial condition.

IF WATSON IS UNABLE TO OBTAIN SUFFICIENT SUPPLIES FROM KEY SUPPLIERS THAT IN SOME CASES MAY BE THE ONLY SOURCE OF FINISHED PRODUCTS OR RAW MATERIALS, THEN WATSON'S ABILITY TO DELIVER ITS PRODUCTS TO THE MARKET MAY BE IMPEDED.

     Some materials used in Watson's manufactured products, and some products sold by Watson, are currently available only from sole or limited suppliers. This includes products that have historically accounted for a significant portion of Watson's revenues. In the event an existing supplier should lose its regulatory status as an approved source, Watson would attempt to locate a qualified alternative; however, it may be unable to obtain the required components or products on a timely basis or at commercially reasonable prices. From time to time, certain of Watson's outside suppliers have experienced regulatory or supply-related difficulties that have inhibited their ability to deliver products to Watson. To the extent such difficulties cannot be resolved within a reasonable time, and at reasonable cost, the resulting delay could have a material adverse effect on Watson. Watson's arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds.

     For example, Rhone-Poulenc Rorer, Inc. and its affiliates, or RPR, were Watson's sole supplier of Dilacor XR(R) and its generic equivalent, diltiazem. In this regard, RPR agreed to supply Watson with all of its requirements for Dilacor XR(R) and its generic equivalent through June 2000. For this purpose, RPR designated as its contract manufacturer Centeon LLC. In August 1998, Centeon ceased its manufacturing operations after an FDA inspection. Since that time, Centeon has not manufactured any Dilacor XR(R) or its generic equivalent. RPR's failure to provide Watson with an adequate and reliable supply of generic diltiazem caused Watson's customers to seek generic diltiazem from its competitors. It is generally commercially impracticable to regain lost market share for a generic product. Although Watson has subsequently negotiated a new supply agreement for Dilacor XR(R) with a new supplier, under the pricing structure in that agreement, it is not commercially practicable to obtain generic diltiazem from that manufacturer. As a result, Watson does not anticipate any further sales of generic diltiazem. On August 4, 1999, Watson filed suit against RPR and certain of its affiliates for their failure to fulfill supply obligations to Watson for Dilacor XR(R) and its generic equivalent, among other claims. In late 1999, RPR and its affiliates merged with Hoechst Marion Roussel, Inc. and its affiliates to form Aventis. Watson is unable to predict the likelihood of the outcome of the litigation against Aventis.

GOVERNMENT ACTIONS IN CONNECTION WITH THIRD-PARTY REIMBURSEMENT PROGRAMS MAY ADVERSELY AFFECT WATSON'S BUSINESS.

     Recently, there has been enhanced political attention and governmental scrutiny at the federal and state levels of the prices paid or reimbursed for pharmaceutical products under Medicaid, Medicare and other government programs. In November 1999, Schein, a wholly-owned subsidiary of Watson acquired in August 2000, was informed by the U.S. Department of Justice that it, along with several other pharmaceutical companies, is a defendant in a qui tam action brought in 1995 under the U.S. False Claims Act currently pending in the Federal District Court for the Southern District of Florida. As of the date hereof, Schein has not been served in this action. A qui tam action is a civil lawsuit brought by an individual for an alleged violation of a federal statute, in which the Department of Justice has the right to intervene and take over the prosecution of the lawsuit at its option.


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Pursuant to applicable federal law, the qui tam action is under seal and no details are available concerning, among other things, the various theories of liability or the amount of damages sought from Schein. Schein believes that the matter relates to whether allegedly improper price reporting by pharmaceutical manufacturers led to increased payments by Medicare and/or Medicaid. The qui tam action may seek to recover damages from Schein based on its price reporting practices. Schein has also received notices or subpoenas from the attorneys general of various states including Florida, Nevada, New York and Texas indicating investigations and possible lawsuits relating to pharmaceutical pricing issues and whether allegedly improper efforts by pharmaceutical manufactures led to increased payments by Medicare and/or Medicaid. Other state and federal inquiries regarding pricing and reimbursements issues are anticipated. Any actions which may be instituted to recover damages from Schein based on its price reporting practices, if successful, could adversely affect Watson and may have a material adverse effect on our business results of operations and financial condition. On January 23, 2001, the Department of Justice announced that Bayer Corporation had settled charges with the Department of Justice and 45 states for $14 million related to the qui tam action alleging that Bayer caused the physicians and other health care providers to submit inflated reimbursement claims to state and federally funded Medicaid programs.

     In order to assist us in commercializing products, we have obtained from government authorities and private health insurers and other organizations, such as HMOs and MCOs, authorization to receive reimbursement at varying levels for the cost of certain products and related treatments. Third party payors increasingly challenge pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. Such cost containment measures and healthcare reform could affect our ability to sell our products and may have a material adverse effect on our business, results of operations and financial condition. Due to the uncertainty surrounding reimbursement of newly approved pharmaceutical products, reimbursement may not be available for some of Watson's products. Additionally, any reimbursement granted may not be maintained or limits on reimbursement available from third-party payors may reduce the demand for, or negatively effect the price of, those products and could have a material adverse effect on our business, results of operations and financial condition.

FEDERAL REGULATION OF ARRANGEMENTS BETWEEN MANUFACTURERS OF BRAND-NAME AND GENERIC DRUGS COULD AFFECT WATSON.

     Recently the Federal Trade Commission announced its intention to conduct a study of whether brand-name and generic drug manufacturers have entered into agreements, or have used other strategies, to delay competition from generic versions of patent-protected drugs. The FTC's announcement, and subsequent study, could affect the manner in which generic drug manufacturers resolve intellectual property litigation with branded pharmaceutical companies, and could result generally in an increase in private-party litigation against pharmaceutical companies. For example, Watson and its subsidiary, The Rugby Group, Inc., have been named in a number of lawsuits seeking to recover on behalf of various classes of plaintiffs in connection with an allegedly anticompetitive arrangement between Bayer AG and its affiliates, Barr Laboratories, Inc., Hoechst Marrion Roussel (HMR) and The Rugby Group concerning Bayer's Cipro(R) product and its generic equivalent. The arrangement in question was entered into prior to Watson's acquisition of The Rugby Group from HMR, and Watson believes that to the extent liability exists, if at all, it is entitled to indemnification from HMR for the defense of such cases and for any liability that may


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arise out of such cases. However, the impact of the FTC's study, and the potential private-party lawsuits associated with arrangements between brand-name and generic drug manufacturers is uncertain, and could have an adverse effect on Watson.

WATSON DOES NOT MANUFACTURE THE ACTIVE PHARMACEUTICAL INGREDIENTS USED IN THE PREPARATION OF ITS PRODUCTS AND IS DEPENDENT ON THIRD PARTIES FOR THE ACTIVE INGREDIENT USED IN ITS PRODUCTS.

     The principal components of Watson's products are active and inactive pharmaceutical ingredients. Watson does not manufacture the active pharmaceutical ingredients used in the preparation of its products. Instead, Watson purchases these active pharmaceutical ingredients from both domestic and international sources. The FDA requires pharmaceutical manufacturers to identify in their drug applications the supplier(s) of all the raw materials for its products. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, any delay in the required FDA approval of a substitute supplier could interrupt manufacture of the product. The qualification of a new supplier could materially and adversely affect Watson's profit margins and market share for the product, as well as delay Watson's development and marketing efforts. To the extent practicable, Watson attempts to identify more than one supplier in each drug application. However, many raw materials are available only from a single source and, in many of Watson's drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist. Any interruption of supply could have a material adverse effect on Watson's ability to manufacture its products. In addition, Watson obtains a significant portion of its raw materials from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties and other government clearances. Acts of governments outside the United States may affect the price or availability of raw materials needed for the development or manufacture of generic drugs. In addition, recent changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. patents. There can be no assurance that Watson will establish or, if established, maintain good relationships with its suppliers or that such suppliers will continue to supply ingredients in conformity with legal or regulatory requirements.

THE TESTING, MARKETING AND SALE OF WATSON'S PRODUCTS INVOLVES THE RISK OF PRODUCT LIABILITY CLAIMS BY CONSUMERS AND OTHER THIRD PARTIES, AND INSURANCE AGAINST SUCH POTENTIAL CLAIMS IS EXPENSIVE.

     The design, development and manufacture of Watson's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although Watson currently maintains product liability insurance for its products in the amounts it believes to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against Watson, whether covered by insurance or not, could have a material adverse effect upon Watson's financial condition and/or results of operations and cash flows.

           RISKS RELATING TO INVESTING IN THE PHARMACEUTICAL INDUSTRY

EXTENSIVE INDUSTRY REGULATION HAS HAD, AND WILL CONTINUE TO HAVE, A SIGNIFICANT IMPACT ON WATSON'S BUSINESS, ESPECIALLY ITS PRODUCT DEVELOPMENT AND MANUFACTURING CAPABILITIES.

     All pharmaceutical companies, including Watson, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the U.S. Food and Drug Administration and to a lesser extent by the U.S. Drug Enforcement Agency and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of Watson's products.

     Watson is subject to periodic inspection of its facilities, procedures and operations and/or the testing of its products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that Watson is in compliance with all applicable regulations. In addition, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether systems and processes of Watson are in compliance with current good manufacturing practices, or cGMP, and other FDA regulations.

     Following such inspections, the FDA may issue notices on Form 483 and warning letters that could cause the combined company to modify certain activities identified during the inspection. A Form 483 notice is generally issued at the conclusion of an FDA inspection and lists conditions the FDA inspectors believe may violate cGMP or other FDA regulations. FDA guidelines specify that a warning letter is issued only for violations of "regulatory significance" for which the failure to adequately and promptly achieve correction may be expected to result in an enforcement action.

     Failure to comply with FDA and other governmental regulations can result in fines, unanticipated compliance expenditures, recall, or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA's review of new drug applications, or NDAs, abbreviated new drug applications, or ANDAs, or other product applications, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although Watson has instituted internal compliance programs, if these programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could have a material adverse effect on the combined company. Certain of Watson's vendors are subject to similar regulation and periodic inspections.

     In connection with an FDA inspection of Watson's Corona, California facility in December 1998, the FDA issued to Watson a warning letter in January 1999. The warning letter related to Watson's quality systems and cGMP compliance, including areas such as documentation, training and laboratory controls. The FDA conducted additional inspections of Watson's Corona facility in the first and fourth quarters of 1999. At the close of each of these inspections, the FDA issued to Watson a Form 483 notice listing observations made during those inspections. The observations from the first quarter inspection generally related to Watson's quality systems and cGMP compliance including areas such as laboratory controls, documentation, investigations, training, data review and validation. The observations from the fourth quarter inspection generally related to Watson's quality systems and cGMP compliance including areas such as training and documentation.

     Watson has initiated and continues to implement quality improvements at its Corona facility. Among other things, these quality improvements seek to address deficiencies noted by the FDA in the warning letter and the Form 483 notices. However, to date, the FDA has not performed a comprehensive cGMP inspection of the Corona facility to determine the sufficiency and adequacy of these quality improvements. Watson cannot predict the timing of any subsequent FDA inspections or what the outcome of such inspections will be. Watson did receive three ANDA approvals from its Corona facility, one in each month of July, September and October of 2000, and received approval of an ANDA supplement from its Corona facility in August 2000.

     In connection with a January 1999 inspection of Watson's Miami, Florida facility, the FDA issued a warning letter in April 1999. In that warning letter, the agency commented that observations about inadequate investigations, documentation and training had appeared in past inspection reports (although the FDA acknowledged that a number of these had occurred prior to Watson's purchase of the Miami facility in 1997). The FDA conducted a follow-up inspection of Watson's Miami facility in the first quarter of 2000. At the close of this inspection, the FDA issued a Form 483 notice listing observations that related to Watson quality systems and cGMP compliance, including areas such as validation and investigations. Watson has initiated and continues to implement quality improvements at its Miami facility.

     Based on a follow-up inspection conducted in the first quarter of 2000, the Florida District Office of the FDA recommended to the FDA's Center for Drug Evaluation and Research, or CDER, approval of pending ANDAs from the Miami facility. The Florida district office found that sufficient corrections have been made to now recommend approval of Watson's ANDAs. The recommendation of the Florida district office is not binding on CDER since final action on product applications is the responsibility of CDER. Watson cannot predict whether or when CDER will approve the pending applications from its Miami facility. However, CDER has approved three ANDAs from Watson's Miami facility since the time the Florida District Office made its approval recommendation, one in each month of March, September, and December of 2000.

     On July 29, 1999, the FDA concluded an inspection of Schein's Marsam Pharmaceuticals, Inc. ("Marsam") sterile manufacturing facility, located in Cherry Hill, N.J. Schein is a wholly-owned subsidiary of Watson and Marsam is a wholly-owned subsidiary of Schein. At the close of the inspection, Marsam received a Form 483 detailing the FDA's inspectional observations and noting a number of significant deficiencies in current good manufacturing practices. During the inspection, Marsam initiated actions to address a number of the FDA's inspectional observations by voluntarily recalling all Marsam products within expiry and suspending manufacturing and testing activities. In September 1999, Marsam submitted its response to the FDA's inspectional observations, together with its proposed corrective action plan (Marsam corrective action plan). A corrective action plan is a systematic approach to assure that processes, quality assurance and quality control programs, validation programs, employee training, and management controls comply with cGMP regulations. The Marsam corrective action plan contemplates resumption of manufacturing on a product-by-product basis. On March 3, 2000, Marsam received a warning letter from the FDA relating to the observations made during the inspection. This FDA warning letter also acknowledged the commitments Schein made under the Marsam corrective plan. Schein has confirmed in meetings with FDA representatives its approach to addressing current cGMP deficiencies at Marsam on a voluntary basis. Marsam is currently ineligible to receive new product approvals, and Schein cannot predict when Marsam will resume manufacturing specific products. Watson is currently reviewing strategic alternatives, including possible divestiture, for the Marsam facility.

     On September 10, 1998, the United States, on behalf of the FDA, based on actions it filed in Federal court in the Southern District of New York on September 9, 1998 and the District of Arizona on September 10, 1998, initiated seizures of drugs and drug related products manufactured by Schein's Steris Laboratories, Inc. ("Steris") facility. Steris is a wholly-owned subsidiary of Schein. The action alleged certain instances in which the Steris facility, located in Phoenix, Arizona, was not operating in conformity with cGMP regulations. The actions resulted in the seizure of all drugs and drug related products in Schein's possession manufactured at the Steris facility and halted the manufacture and distribution of Schein's Steris Laboratories, Inc. manufactured products.

     On October 16, 1998, Steris and certain of its officers, without admitting any allegations of the complaints and disclaiming any liability in connection therewith, entered into a consent agreement with the FDA. Under the terms of the consent agreement, Steris is required, among other things, to demonstrate through independent certification that Steris' processes, quality assurance and quality control programs, and management controls comply with cGMP regulations. The consent agreement also provides for independent certification of Steris' management controls, quality assurance and quality control programs, and employee cGMP training. It further requires that Steris develop a timeline and corrective action plan for implementing these actions and for expert certification with respect to matters covered in previous FDA inspections of the facility. Steris has submitted to the FDA the corrective action plan provided for under the consent agreement ("Steris corrective action plan") and is implementing the Steris corrective action plan.

     As a result of the consent agreement, Steris has divided its product line into three categories: products that it will seek to manufacture under expedited certification procedures under the consent agreement, products that it will seek to manufacture once it satisfies all conditions under the consent agreement and products it has decided not to manufacture in the near term. Expedited certification procedures apply for certain products that are particularly important to the medical community because they are primarily or exclusively available from Schein or that are particularly significant to Schein.

     In October 1998, Schein resumed commercial distribution of INFeD, its branded injectable iron product, from existing inventory. In the second quarter of 1999, Schein began distribution of newly manufactured lots of INFeD under the consent agreement and, in the fourth quarter of 1999, Schein resumed the manufacture of one other product deemed medically necessary under the expedited certification procedures in the consent agreement. On February 11, 2000, the FDA concluded an inspection at Steris.

     Steris is currently ineligible to receive new product approvals, and Watson cannot predict when Steris will resume manufacturing additional products. In March 2000, Schein resumed the manufacture and commercial distribution of vecuronium under the expedited certification procedures provided in the consent agreement. Newly manufactured products must undergo certification by independent experts and review by the FDA prior to commercial distribution. On August 25, 2000, Schein announced that the FDA had authorized it to monitor its commercial distribution of INFeD without certification by independent third-party consultants. Watson is currently reviewing strategic alternatives, including possible divestiture, for the Steris facility.

     There can be no assurance that the FDA will determine that Watson has adequately corrected the deficiencies at its operating sites, that subsequent inspectional observations will not result in additional deficiencies, that approval of any of the pending or subsequently submitted ANDAs by Watson will be granted or that the FDA will not seek to impose additional sanctions against Watson or any of its subsidiaries. The range of possible sanctions includes FDA issuance of adverse publicity, product recalls or seizures, injunctions, and civil or criminal prosecution. Any such sanctions, if imposed, could have a material adverse effect on Watson's business. Additionally, significant delays in the review or approval of applications for new products or in complying with the requirements of the Marsam corrective action plan, the Steris corrective action plan or the consent agreement could have a material adverse effect on Watson's business, results of operation and financial condition.

     The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and Watson cannot predict the extent to which it may be affected by legislative and regulatory developments. Watson is dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping its products. Consequently, there is always the chance that the FDA or other applicable agency will not approve products, or that the rate, timing and cost of such approvals will adversely affect the combined company's product introduction plans or results of operations.

THE PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE.

     The competitors of Watson vary depending upon categories, and within each product category, upon dosage strengths and drug-delivery systems. Such competitors include the major brand name and off-patent manufacturers of pharmaceuticals, especially those doing business in the United States. In addition to product development, other competitive factors in the pharmaceutical industry include product quality and price, reputation, service, and access to technical information. It is possible that developments by others will make the combined company's products or technologies noncompetitive or obsolete.

BECAUSE THE COMBINED COMPANY WILL BE SMALLER THAN MANY OF ITS NATIONAL COMPETITORS IN THE BRANDED PHARMACEUTICAL PRODUCTS SECTOR, THE COMBINED COMPANY MAY LACK THE FINANCIAL AND OTHER RESOURCES NEEDED TO MAINTAIN ITS PROFIT MARGINS AND TO CAPTURE INCREASED MARKET SHARE IN THIS SECTOR.

     The intensely competitive environment of the branded product business requires an ongoing, extensive search for technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of branded products to healthcare professionals in private practice, group practices and managed care organizations. The combined company's branded pharmaceutical business will operate primarily in the following divisional areas: Women's Health, General Products and Nephrology. In this regard, Watson announced on January 12, 2001 that it had redeployed members of its Oclassen(R) Dermatologies Division sales force to the Women's Health, General Products and Nephrology divisions in order to strategically support and leverage the expanding brand franchise. The General Products division would continue to promote Watson's dermatology product line in addition to its current product offerings. The combined company's competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug-delivery systems. Such competitors include the major brand name manufacturers of pharmaceuticals such as Johnson & Johnson and American Home Products. Based on total assets, annual revenues, and market capitalization, Watson is, and the combined company will be, smaller than these and other national competitors in the branded product arena. For example, in mid December 2000, Watson's market capitalization was approximately $4.7 billion compared to Johnson & Johnson ($137 billion) and American Home Products ($77 billion). These competitors, as well as others, have been in business for a longer period of time than the combined company, have a greater number of products on the market and have greater financial and other resources. If the combined company directly competes with them for the same markets and/or products, their financial strength could prevent it from capturing a profitable share of those markets.

SALES OF THE COMBINED COMPANY'S PRODUCTS MAY CONTINUE TO BE ADVERSELY AFFECTED BY THE CONTINUING CONSOLIDATION OF ITS DISTRIBUTION NETWORK AND THE CONCENTRATION OF ITS CUSTOMER BASE.

     The principal customers of Watson are wholesale drug distributors and major retail drug store chains. These customers comprise a significant part of the distribution network for pharmaceutical products in the United States. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. Watson expects that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers, including the combined company. For the year ended December 1999, the three largest customers of Watson accounted for 20%, 12% and 12%, respectively, of Watson's net revenues. The loss of any of these customers could materially and adversely affect the combined company's business, results of operations or financial condition. Our recent revenue growth is principally a result of our plan, begun in 1995, to diversify our business and expand into selected related product platforms.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We caution the reader that certain important factors may affect our actual results and could cause such results to differ materially from any forward looking statement which may have been deemed to have been made in this Current Report or which are otherwise made by us or on our behalf. For this purpose any statements contained in this Current Report that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue", or the negative other variations thereof or comparable terminology are intended to identify forward looking statements.

     Forward looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things:

     o    the ability to integrate the operations of Watson and Makoff;

     o the success of Watson's product development activities and the timeliness with which regulatory authorizations and product roll-out may be achieved;

     o market acceptance of Watson's products and the impact of competitive products and pricing;

     o the availability on commercially reasonable terms of raw materials and other third party sourced products;

     o dependence on sole source suppliers and risks associated with a production interruption or shipment delays at such suppliers;

     o successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions;

     o the scope, outcome and timeliness of any governmental, court or other regulatory action (including, without limitation, the scope, outcome, or timeliness of any inspection or other action of the FDA);

     o    the ability to timely and cost effectively integrate acquisitions;

     o    exposure to product liability and other lawsuits and contingencies;

     o the outcome of litigation involving us and related costs and expenses and possible diversion of management's time and attention arising from such litigation; and

     o other risks and uncertainties detailed herein and from time to time in Watson's SEC filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1999 of Watson, and Watson's Form 10-Q for the three and nine months ended September 30, 2000, Schein's Annual Report on Form 10-K for the fiscal year ended December 25, 1999, Schein's Form 10-Q for the three and six months ended June 24, 2000, the Form S-4 filed by Watson pursuant to the Schein acquisition, originally filed on July 14, 2000, as amended and the Form S-3 filed by Watson pursuant to the Makoff acquisition and the Jerome Stevens' transaction, originally filed on January 5, 2001.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Watson has included in this Current Report certain portions of the Management's Discussion and Analysis of Financial Condition and Results of Operations disclosures contained in the 1999 MD&A and the September 2000 MD&A. On November 15, 2000, Watson completed its acquisition of Makoff R&D Laboratories, Inc., a developer, licensor and marketer of pharmaceutical products and medical foods relating to the management of kidney disease. The following disclosure restates certain sections of the 1999 MD&A and the September 2000 MD&A solely to reflect the completion of the acquisition of Makoff. The restatement of the 1999 MD&A and September 2000 MD&A have been made as of their respective dates and do not reflect subsequent developments other than the acquisition of Makoff. Under the terms of the merger agreement, Watson issued approximately 2.8 million shares of its common stock in exchange for all the outstanding common shares of Makoff. The acquisition qualified as a pooling of interests for accounting purposes and the accompanying consolidated financial statements set forth a supplemental presentation of Watson's previously-issued financial statements retroactively restated to reflect the operations of Makoff for all periods presented. The following disclosure should be read in conjunction with Watson's supplemental consolidated financial statements and notes thereto included as Exhibit 99.1 to this Current Report which have been restated to include the accounts and results of operations of Makoff for all periods presented. The sections of the 1999 MD&A entitled "General," "Acquisitions of Products and Businesses," "Significant Investments and Joint Ventures," "Quarterly Fluctuations," and "Year 2000 Compliance Program" were not impacted by the Makoff acquisition and accordingly have not been restated below.

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. We discuss such risks and uncertainties under the caption "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" contained in this Current Report.

CONSOLIDATED SUPPLEMENTAL STATEMENTS OF INCOME

     The following table presents Watson's consolidated statements of income which have been restated to reflect the acquisition of Makoff, in thousands of dollars and as percentages of net revenues:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------------------------
                                               1999                   1998                   1997
                                       --------------------  --------------------   ---------------------
                                           $           %          $            %         $           %
                                       --------      ------  ---------      -----   ---------      ------
Net revenues ......................   $ 704,890      100.0%  $ 607,185      100.0%  $ 369,260      100.0%
Cost of sales .....................     234,340       33.2     212,041       34.9     132,531       35.9
                                        -------       ----     -------       ----     -------       ----
     Gross profit .................     470,550       66.8     395,144       65.1     236,729       64.1
                                        -------       ----     -------       ----     -------       ----

Royalty income ....................          --         --          --         --      14,249        3.9
                                        -------       ----     -------       ----     -------       ----
Operating expenses:
  Research and development ........      51,158        7.3      53,077        8.7      38,033       10.3
  Selling, general
    and administrative ............     127,864       18.1     113,344       18.8      64,372       17.4
  Amortization ....................      29,986        4.3      22,469        3.7       7,213        2.0
  Merger and related expenses .....      20,467        2.9          --       --        14,718        4.0

Charge for acquired in-process
  research and development ........          --         --      13,000        2.1          --         --
                                        -------       ----     -------       ----     -------       ----
     Total operating expenses .....     229,475       32.6     201,890       33.3     124,336       33.7
                                        -------       ----     -------       ----     -------       ----
     Operating income .............     241,075       34.2     193,254       31.8     126,642       34.3
                                        =======       ====     =======       ====     =======       ====
Other income (expense):
  Equity in earnings (loss)
    of joint ventures .............      (2,591)      (0.4)      6,788        1.1      10,694        2.9
  Gain on sales of Andrx securities      44,275        6.3          --         --          --         --
  Interest and other income .......       4,845        0.7       8,235        1.4      13,536        3.7
  Interest expense ................     (11,192)      (1.6)     (8,255)      (1.4)     (1,417)      (0.4)
                                        -------       ----      ------       ----      ------       ----
     Total other income, net ......      35,337        5.0       6,768        1.1      22,813        6.2
                                        -------       ----     -------       ----     -------       ----
    Income before income tax
      provision ...................     276,412       39.2     200,022       32.9     149,455       40.5
Provision for income taxes ........      93,751       13.3      78,248       12.8      54,800       14.9
                                         ------       ----      ------       ----      ------       ----
     Net income ...................   $ 182,661       25.9%  $ 121,774       20.1%  $  94,655       25.6%
                                      =========       ====   =========       ====   =========       ====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO 1998

     Net revenues for the year ended December 31, 1999 were $704.9 million compared to $607.2 million for the year ended December 31, 1998, an increase of $97.7 million or 16%. This revenue growth was attributable to increased sales of branded products, primarily our core brand products and women's health products acquired in the fourth quarter of 1998. These sales increases were partially offset by lower sales of Dilacor XR(R) and its generic equivalent, diltiazem, due to continuing supply interruptions at Watson's third party supplier. We believe that sales of these products, which aggregated approximately $50 million in 1999, will be nominal in 2000 until an alternate supply source is established. In March 2000, we entered into an agreement with another pharmaceutical manufacturer to secure an alternate supply source for Dilacor XR(R). We expect to receive our first shipment of Dilacor XR(R) from our new supplier during the second quarter of 2000.

     Our overall sales of generic products were lower in 1999 compared to 1998. This was primarily the result of our phasing-out a number of Rugby products from the product line beginning in mid-1998, reduced sales of diltiazem as discussed previously, and increased price competition in 1999. In the full year of 1999, branded products accounted for approximately 54% of net product sales, compared to approximately 43% in 1998. Our gross profit margin on product sales increased to 65% in 1999 from 63% in 1998, largely due to the higher margins typically generated by branded products. In 2000, we expect the overall sales mix of branded and generic products to approximate the 1999 mix.

     Research and development expenses decreased to $51.2 million in 1999 from $53.1 million in 1998. This decrease was due to a combination of efficiencies realized upon consolidation of the Watson-Utah proprietary drug development program into the company-wide program during 1999, as well as timing differences among the various development projects between the two years.

     Selling, general and administrative expenses increased to $127.9 million in 1999 from $113.3 million in 1998. Selling and marketing expenses accounted for most of the increase, while general and administrative costs were essentially flat year over year. Watson incurred higher personnel-related expenses in 1999 due to the expansion of its proprietary products sales force. During 1999, we added new sales force personnel in the women's health and general products sales groups. In addition, we increased promotional spending in support of the women's health products acquired in the fourth quarter of 1998.

     Amortization expense increased to $30 million in 1999 from $22.5 million in 1998 due primarily to our acquisition of certain women's health products in the fourth quarter of 1998 and the 1999 purchases of Androderm(R) and Alora(R) transdermal products.

     During the first quarters of 1999 and 1998, Watson recorded non-recurring charges related to its acquisitions of TheraTech and Rugby, respectively. In the TheraTech acquisition, we recorded a special charge of $20.5 million for merger and related expenses. This charge consisted of transaction fees for investment bankers, attorneys, accountants and financial printing costs ($11.1 million) and closure costs associated with the elimination of duplicate or discontinued products, operations and facilities ($9.4 million). The eliminated operations were not significant to Watson. The $9.4 million of closure costs consisted of employee termination costs ($3.9 million), non-cash facility shutdown and asset impairment costs ($4.2 million) and lease and contract termination costs ($1.3 million). As of December 31, 1999, we had paid all material merger-related costs and charged off all applicable assets. In the first quarter of 1998, we recorded a non-recurring charge of $13 million for in-process research and development costs associated with our acquisition of Rugby.

     In 1999, we incurred a net loss of $2.6 million from our joint ventures, primarily due to the pass-through of Somerset's 1999 loss. The equity in earnings from these joint ventures was $6.8 million in 1998. Somerset's 1999 loss resulted from increased competition in the market for Eldepryl(R) (Somerset's sole product) and increased research and development spending by Somerset to develop alternative indications for selegiline (the active compound of Eldepryl(R)). Watson expects that Somerset will continue to experience losses in near-term future periods and that the loss recorded by Watson will increase in 2000.

     In November 1999, we sold approximately 1.1 million common shares of our investment in Andrx. Watson recognized a gain of $44.3 million from these sales. At December 31, 1999, we owned 5 million Andrx shares, which was approximately 15.8% of the total Andrx common shares outstanding at that date.

     Interest and other income decreased to $4.8 million in 1999 from $8.2 million in 1998 because cash, cash equivalents and marketable securities were higher in 1998 following our issuance of $150 million of senior unsecured notes in May 1998. Interest expense increased in 1999 as these senior notes were outstanding for the full year.

     The provision for income taxes of $93.8 million for 1999 reflects an overall tax rate of 34%, while the $78.2 million provision for 1998 reflects an overall rate of 40%. The lower effective tax rate in 1999 is primarily attributable to June 1999 changes in income tax regulations relating to the "separate return limitation year" ("SRLY") limitations on the use of acquired net operating loss carryforwards. Previously, we had maintained a valuation allowance against certain deferred tax assets related to acquired net operating loss carryforwards because of uncertainty as to their future realization under the SRLY limitations. With the June 1999 change in the SRLY rules, management determined that those carryforwards would be realized. Therefore, we have reversed the related valuation allowance and reduced our 1999 income tax provision by $9.8 million. Based on the tax year in which these carryforwards will be deductible, $4.1 million of that total was recorded as a one-time reduction in income tax expense during second quarter 1999, and the remaining $5.7 million was recognized through a reduction in Watson's effective tax rate during the final three quarters of 1999. In addition, approximately $2.8 million of valuation allowance was released during 1999, when Watson determined that the deferred tax assets to which it had related would be realized.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO 1997

     Net revenues for the year ended December 31, 1998 were $607.2 million compared to $369.3 million for the year ended December 31, 1997, an increase of $237.9 million or 64%. This sales increase was due primarily to increased sales of certain core off-patent and branded products and higher sales of off-patent products obtained through the Rugby acquisition. In addition, we experienced increased sales of branded products, primarily as a result of the Dilacor XR(R) acquisition in June 1997 and the purchase of Searle oral contraceptive products in October 1997. In 1998, branded products accounted for approximately 43% of net product sales, compared to approximately 46% in 1997. Our gross profit margin on product sales was unchanged at 63% in these two years.

     Watson earned royalties of $14.2 million in 1997 from Rhone-Poulenc Rorer's sales of Dilacor XR(R). Subsequent to Watson's June 1997 purchase of the Dilacor XR(R) product rights, no further royalties were earned.

     Research and development expenses increased to $53.1 million in 1998 from $38 million in 1997. This increase was due primarily to the 1998 acquisition of Rugby's off-patent product development group and increased spending by Watson's and TheraTech's existing development groups.

     Selling, general and administrative expenses increased to $113.3 million in 1998 from $64.4 million in 1997. The increase consists of a $39.1 million increase in sales and marketing expenses and a $9.8 million increase in general and administrative costs. The increased sales and marketing expenses were primarily the result of increased sales force personnel costs, advertising and other promotional expenses incurred in support of Watson's branded products. General and administrative costs increased during 1998 as a result of increased staffing in certain administrative areas to support Watson's growth. As a percentage of net revenues, general and administrative costs decreased to 4.7% in 1998 from 5.1% in 1997.

     Amortization expense increased to $22.5 million in 1998 from $7.2 million in 1997 due to product right acquisitions (Dilacor XR(R) and Searle oral contraceptive products) and goodwill recorded in the Rugby acquisition.

     In connection with the acquisition of Rugby during the first quarter of 1998, Watson recorded a special charge of $13 million for the write-off of in-process research and development associated with Rugby's wholly owned subsidiary, Chelsea Laboratories, Inc. Watson, in conjunction with an independent valuation firm, based this charge on an assessment of the value of purchased research and development at Rugby. This charge is discussed further in
Note 2 to the consolidated financial statements. No such charge was incurred in 1997.

     In 1997, Watson recorded one-time charges aggregating $14.7 million for costs incurred in connection with the mergers of Royce and Oclassen. These costs included investment banking fees and other merger-related expenses.

     Equity in earnings from joint ventures decreased $3.9 million to $6.8 million in 1998 from $10.7 million in 1997, due primarily to lower earnings from Somerset. The decrease in Somerset earnings is due in part to increased competition with respect to Eldepryl(R) (Somerset's sole product) and increased research and development spending in support of various clinical trials.

     Investment and other income decreased to $8.2 million in 1998 from $13.5 million in 1997 due to lower average cash and marketable securities balances in 1998. The lower average cash and marketable securities balances in 1998 were due to Watson's acquisition-related activities.

     Interest expense during 1998 increased to $8.3 million from $1.4 million in 1997 as a result of Watson's $150 million senior debt issuance in May 1998. These notes have a stated annual interest rate of 7 1/8% and were sold at a discount to yield an effective annual interest rate of 7 1/4% to Watson.

     The provision for income taxes increased to $78.2 million in 1998, compared to $54.8 million in 1997. The effective income tax rate was 40% and 36% for the years ended December 31, 1998 and 1997, respectively. The increase in Watson's effective income tax rate was due primarily to the non-deductibility for income tax purposes of the $13 million in-process research and development charge incurred as a result of Watson's acquisition of Rugby.

LIQUIDITY AND CAPITAL RESOURCES -- DECEMBER 31, 1999

     This Liquidity and Capital Resources section should be read in conjunction with "Liquidity and Capital Resources -- September 30, 2000" appearing at page 21 of this Current Report.

     Watson's working capital increased to $309.1 million at December 31, 1999 from $222.3 million at December 31, 1998. This $86.8 million increase was primarily due to Watson's net income for the year ended December 31, 1999, the growth during 1999 in accounts receivable and inventory balances, primarily due to Year 2000 ("Y2K") issues as discussed below, and proceeds from the sale of approximately 1.1 million shares of Andrx. These working capital increases were partially offset by cash used for the acquisition of product rights during 1999, purchases of property and equipment and a scheduled first quarter 1999 payment related to the acquisition of Dilacor XR(R). Due to Y2K-related concerns on the part of both our customers and ourselves, we granted extended payment terms to certain customers during the second half of 1999 and also increased our own raw materials inventories. During 2000, we expect our accounts receivable and inventory balances to return to levels that are more consistent with historic trends.

     In 1999, we spent $105.8 million to acquire product rights to certain women's health products and to reacquire the product rights to the Androderm(R) and Alora(R) transdermal products. Watson's 1999 investment in property and equipment amounted to $27.3 million and consisted primarily of additions to buildings and manufacturing equipment. We expect to spend approximately $50 million in property and equipment additions during 2000.

     In April 1998, Watson filed a registration statement (also known as a shelf offering) with the Securities and Exchange Commission to raise up to $300 million from offerings of senior or subordinated debt securities, common stock, preferred stock or a combination thereof. In May 1998, through this shelf offering, we issued $150 million of 7 1/8% senior unsecured notes. These senior notes are due May 2008, with interest payable semi-annually in May and November. Subject to preparation of a current prospectus, the balance of this shelf offering remains available for issuance at Watson's discretion. In addition, Watson has a credit facility available through January 2001 that provides for unsecured borrowing commitments totaling $30 million. To date, we have made no borrowings under this facility.

     As discussed previously, in 1999 we sold approximately 1.1 million shares of Andrx common stock. In 2000, through March 15, 2000, we sold an additional
2.1 million Andrx shares at significant gains and received proceeds of approximately $180 million from these sales. We may sell additional shares in first quarter 2000 and beyond.

     Watson's cash and marketable securities totaled approximately $122 million at December 31, 1999. We believe that our cash and marketable securities balance, plus cash flow from operations will be sufficient to meet our normal operating requirements during the next twelve months.

     Watson continues to review additional opportunities to acquire or invest in companies, technologies, product rights and other investments that are compatible with its existing business. We could use cash and financing sources discussed in this MD&A, or financing sources that subsequently become available, to fund additional acquisitions or investments. If a material acquisition or investment is completed, Watson's operating results and financial condition could change materially in future periods.

     We do not believe that inflation has had a significant impact on Watson's revenues or operations.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE 1999 PERIOD

     Net revenues for the three months ended September 30, 2000 were $187.9 million compared to $173.0 million for the 1999 period, an increase of $14.9 million or 9%. Our third quarter 2000 revenue growth was primarily attributable to sales of nicotine polacrilex gum (the generic equivalent of SmithKline Beecham's Nicorette(R)) and sales of Ferrlecit(R) and INFeD(R), nephrology products we obtained in the Schein acquisition. In addition, in the third quarter of

2000 we recorded our initial sales of Schein generic products. For the products noted above, we had no comparable prior year sales. In part due to our sales of the Schein generic products, our total sales of generic products increased in the third quarter of 2000, compared to the 1999 period. Our third quarter 2000 sales of branded products decreased from the third quarter of 1999, primarily due to aggressive generic price competition in the branded dermatology line. Our total branded product sales accounted for 42% of our net product sales in the third quarter of 2000, compared with 54% in the year-ago quarter.

     In the third quarter of 2000, we continued to experience price competition in the generic market. As noted above, we also experienced price competition from generic products in our branded dermatology line. These competitive factors, plus a larger generic mix during the quarter, resulted in overall gross margins on product sales of 46% in the third quarter of 2000, down from 62% in the third quarter 1999.

     Research and development expenses increased to $12.9 million in the third quarter of 2000, compared to $12.6 million in the same period of 1999. Proprietary product development continued to be our focus, while spending on certain generic projects declined. In this regard, spending on clinical studies for proprietary products increased significantly in the third quarter 2000. At the same time, administrative costs were lower due to efficiencies realized resulting from the consolidation of our Utah-based proprietary development program into the company-wide program in 1999.

     Selling, general and administrative expenses increased to $49.1 million in the third quarter of 2000, compared to $33.7 million in the prior year period, due primarily to the addition of the sales, marketing and administrative personnel of Schein. We expect these expenses to decrease significantly in fourth quarter 2000, when we will realize a full quarter's benefit of our integration plan rather than the partial benefits realized in the third quarter. In addition, general and administrative expenses were higher in the third quarter of 2000 as Watson continued to build its corporate quality assurance group and other support areas.

     Third quarter amortization expense increased to $18.2 million in 2000, compared to $7.7 million in the 1999 period. This increase was due to amortization expense associated with intangibles recorded in the Schein acquisition and to amortization expense recorded on our 1999 product acquisitions.

     In the third quarter of 2000, we accounted for the acquisition of Schein using the purchase method of accounting. In recording this transaction, we determined that a portion of the purchase price represented purchased, to-be-completed research and development projects, referred to as in-process research and development (IPR&D). We charged $115 million of the Schein purchase price to IPR&D expense in the third quarter of 2000.

     Our earnings from joint ventures were approximately breakeven in the third quarter of 2000, compared with a loss of $1.3 million in the 1999 period. This improvement resulted primarily from our 50% interest in Somerset
Pharmaceuticals, Inc., which reported a lower net loss in the 2000 period caused primarily by reduced research and development costs.

     In the third quarter of 2000, we sold approximately 1.2 million shares of Andrx common stock. The proceeds from these sales amounted to approximately $97 million and we recorded pre-tax gains on sales of securities in the third quarter of 2000 of $93.8 million.

     Interest and other income in the third quarter of 2000 increased to $5.2 million from $1.3 million in 1999 due to higher 2000 cash balances, primarily as a result of the proceeds received from the Andrx sales discussed above.

     Interest expense in the third quarter of 2000 increased to $10.6 million from $2.7 million in 1999 due to interest expense on debt acquired in connection with the Schein acquisition. We obtained a $700 million senior credit facility, $500 million of which was borrowed in July 2000 in the form of a term loan facility. In September 2000, we repaid $115 million of principal on this term loan. The balance of the senior credit facility is a $200 million revolving credit facility. To date, we have made no borrowings under the revolving facility.

     Our income tax provision in the third quarter of 2000 reflected a 37% effective tax rate on pre-tax income, compared to 34% in 1999. The lower effective tax rate in 1999 was primarily attributable to June 1999 changes in income tax regulations relating to the "separate return limitation year" limitations on the use of acquired net operating loss carryforwards to reduce taxable income. As a result of these changes, we recorded a one-time $4.1 million reduction in income tax expense in third quarter 1999 and also recognized a reduction in our overall effective tax rate during the final three quarters of 1999.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE 1999 PERIOD

     Net revenues for the nine months ended September 30, 2000 were $565.8 million compared to $511.7 million for the 1999 period, an increase of $54.0 million or 10%. The revenue growth was primarily attributable to increased sales of women's health products, which have grown steadily since we expanded that group's sales force in third quarter 1999. In total, branded product sales accounted for 53% of our net product sales in the first nine months of both 2000 and 1999. Despite continuing price competition in the generic market, our net sales of generic products increased during the first nine months of 2000, with the April 2000 launch of our nicotine polacrilex gum contributing to this increase. In addition, we recorded our initial sales of Schein generic products during the third quarter of 2000.

     Our overall gross profit margins on product sales decreased to 57% in the first nine months of 2000 from 65% in the year ago period. The main factors contributing to this decline were price competition in the generic market and limited new generic product introductions, with the exception of our nicotine gum. In addition, we also experienced generic competition in our branded dermatology line.

     Research and development expenses increased to $38.3 million in the 2000 period, compared to $36.7 million in the same period of 1999. We continue to focus on proprietary product development, while spending on certain generic projects declined. In this regard, spending on clinical studies for proprietary products increased significantly in the third quarter 2000, while administrative costs were lower due to efficiencies realized resulting from the consolidation of our Utah-based proprietary development program into the company-wide program in 1999.

     Selling, general and administrative expenses increased to $116.0 million during the first nine months of 2000 compared to $93.0 million in the prior year period. The largest contributor to this increase was the additional selling, general and administrative costs resulting from combining our operations with those of Schein. We expect Schein's contribution to this balance to decrease in the fourth quarter 2000 and beyond as the full synergistic benefits of our integration plan are realized. In addition, during 2000 we expanded our sales force in the women's health area and, overall, incurred higher advertising and promotional expenses.

     Amortization expense in the nine months ended September 30, 2000 increased to $35.6 million compared to $21.7 million in the 1999 period. This increase was primarily due to amortization expense associated with intangibles recorded in the Schein acquisition and to amortization expense recorded on our 1999 product acquisitions.

     We recorded a nonrecurring $20.5 million charge in the first quarter of 1999 relating to our acquisition of TheraTech. The charge consisted of transaction fees for investment bankers, attorneys, accountants and financial printing costs ($11.1 million) and closure costs associated with the elimination of duplicate or discontinued products, operations and facilities ($9.4 million).

     In the first nine months of 2000, we sold approximately 7.1 million shares of Andrx common stock. The proceeds from these sales amounted to approximately $365 million and we recorded pre-tax gains on these sales of $342 million.

     We recorded a $3.7 million loss from joint ventures in the first nine months of 2000. The increase resulted primarily from our interest in Somerset Pharmaceuticals, Inc., which reported a higher net loss in the 2000 period caused by lower revenues and higher research and development costs.

     Interest and other income in 2000 increased to $13.6 million from $3.2 million in 1999 due to higher 2000 cash balances, primarily as a result of the proceeds received from the Andrx sales discussed above.

     The increase in interest expense from $8.4 million in 1999 to $15.9 million in 2000, was due to interest expense on debt acquired in July 2000 in connection with the Schein acquisition.

     Our income tax provision for the nine months ended September 30, 2000 reflected a 36% effective tax rate on pre-tax income, compared to 35% for the same period in 1999. The lower effective tax rate in 1999 was primarily attributable to June 1999 changes in income tax regulations relating to the "separate return limitation year" limitations on the use of acquired net operating loss carryforwards to reduce taxable income. As a result of these changes, we recorded a one-time $4.1 million reduction in income tax expense in third quarter 1999 and also recognized a reduction in our overall effective tax rate during the final three quarters of 1999. Partially offsetting this decrease, a portion of our first quarter 1999 charge related to the TheraTech acquisition was not deductible for income tax purposes, which had the effect of increasing the effective tax rate in 1999.

LIQUIDITY AND CAPITAL RESOURCES -- SEPTEMBER 30, 2000

     Watson's working capital increased to $498.0 million at September 30, 2000 from $309.1 million at December 31, 1999, primarily due to net income of approximately $186.1 million during the nine-month period. The most significant sources of cash during the first nine months of 2000 were proceeds from borrowings related to the Schein acquisition ($500 million), proceeds from sales of Andrx common stock (approximately $342 million) and proceeds from lower accounts receivable balances (approximately $95 million), resulting from the elimination of extended payment terms that had been offered in late 1999. Significant uses of cash included the acquisition of Schein common stock and related expenses ($525 million), retirement of Schein's indebtedness ($240 million), payments of federal and state income taxes (approximately $155 million), which were considerably higher in 2000 due to the Andrx stock sales, the payments made on long-term debt ($115 million), and an increased investment in inventories to help reduce the risk that certain intermittent future supply interruptions would negatively impact revenues over the short term. Other significant uses of cash in the first nine months of 2000 included acquisitions of property and equipment and a final, contingent payment related to the 1998 acquisition of The Rugby Group, Inc.

     On July 5, 2000, we entered into a credit agreement with a bank that included a $500 million term loan facility and a $200 million revolving credit facility that is available for working capital and other needs. The $500 million term loan was drawn upon in its entirety, along with approximately $250 million in cash on hand, to pay off certain existing Schein indebtedness and to purchase approximately 26 million shares of Schein common stock through a cash tender offer. Quarterly payments of the term borrowings, beginning at $15 million per quarter during the first four quarters and increasing thereafter, were required, with any outstanding borrowings under the facility maturing in July 2005. In September 2000, we paid the required $15 million, plus an additional $100 million of the term borrowings, which reduced the required quarterly payment to $12 million for the next three quarters. The interest rate under this facility is fixed at the London Interbank Offered Rate ("LIBOR") plus 1.375% (approximately 8.0%) for the first six months; thereafter, the margin over LIBOR will be determined based on a leverage test. Under the terms of the facility, we are subject to customary financial and other operational covenants. We cancelled our $30 million credit facility with another bank before we entered into this credit agreement.

     In April 1998, we filed a shelf registration statement with the Securities and Exchange Commission that would allow us, from time to time, to raise up to $300 million from offerings of senior or subordinated debt securities, common stock, preferred stock or a combination thereof. In May 1998, pursuant to this registration statement, we issued $150 million of 7-1/8% senior unsecured notes due May 2008, with interest payable semi-annually in May and November. Subject to preparation of a supplement to the existing prospectus, the balance of this registration statement remains available for issuance at Watson's discretion.

     Our cash and marketable securities totaled approximately $132.5 million at September 30, 2000. We believe that our cash and marketable securities balance, our cash flow from operations and the financing sources discussed herein, will be sufficient to meet our normal operating requirements during the next twelve months. However, we continue to review opportunities to acquire or invest in companies, technologies, product rights and other investments that are compatible with our existing business. We could use cash and financing sources discussed herein, or financing sources that subsequently become available, to fund additional acquisitions or investments. If a material acquisition or investment is completed, our operating results and financial condition could change materially in future periods. However, no assurance can be given that additional funds will be available on satisfactory terms, or at all.


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

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (a)  Financial Statements of Business Acquired.

             Not applicable.

        (b)  Pro Forma Financial Information.

             The following supplemental and pro forma financial information is attached hereto as Exhibit 99.1

             (i) Supplemental Consolidated Balance Sheets as of December 31, 1999 and 1998.

             (ii) Supplemental Consolidated Statements of Income for each of the three years in the period ended December 31, 1999.

             (iii) Supplemental Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1999.

             (iv) Supplemental Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999.

             (v)    Notes to Supplemental Consolidated Financial Statements.

             (vi) Supplemental Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999.

             (vii) Supplemental Consolidated Statements of Operations for the three and nine months ended September 30, 2000 and 1999.

             (viii) Supplemental Consolidated Statements of Cash Flows for the
                    nine months ended September 30, 2000 and 1999.

             (ix)   Notes to Supplemental Consolidated Financial Statements.

             (x) Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000.

             (xi) Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000.

        (c)  Exhibits.

             23.1   Consent of PricewaterhouseCoopers LLP.

             23.2   Consent of Deloitte & Touche LLP.

             23.3   Consent of Ernst & Young LLP.

             23.4   Consent of Singer Lewak Greenbaum and Goldstein LLP.

             99.1 Supplemental Consolidated Balance Sheets as of December 31, 1999 and 1998. Supplemental Consolidated Statements of Income for each of the three years in the period ended December 31, 1999. Supplemental Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1999. Supplemental Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999. Notes to Supplemental Consolidated Financial Statements. Supplemental Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999. Supplemental Consolidated Statements of Operations for the three and nine months ended September 30, 2000 and 1999. Supplemental Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999. Notes to Supplemental Consolidated Financial Statements. Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   January 29, 2001             Watson Pharmaceuticals, Inc.



                                      By: /s/ ROBERT C. FUNSTEN
                                          --------------------------------------
                                          Robert C. Funsten
                                          Senior Vice President, General Counsel
                                          and Secretary

                                  EXHIBIT INDEX

         Exhibit No.                        Description
         -----------                        -----------

            23.1            Consent of PricewaterhouseCoopers LLP.

            23.2            Consent of Deloitte & Touche LLP.

            23.3            Consent of Ernst & Young LLP.

            23.4            Consent of Singer Lewak Greenbaum and Goldstein LLP.

            99.1 Supplemental Consolidated Balance Sheets as of December 31, 1999 and 1998. Supplemental Consolidated Statements of Income for each of the three years in the period ended December 31, 1999. Supplemental Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1999. Supplemental Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999. Notes to Supplemental Consolidated Financial Statements. Supplemental Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999. Supplemental Consolidated Statements of Operations for the three and nine months ended September 30, 2000 and 1999. Supplemental Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999. Notes to Supplemental Consolidated Financial Statements. Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000.